As filed with the Securities and Exchange Commission on December 10, 2025

Registration No. 333-275337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLOWIN HOLDINGS

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong

(Address of Principal Executive Offices, including zip code)

AMENDED AND RESTATED SOLOWIN HOLDINGS 2023 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copies of Correspondence to:

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 800-221-0102 (Name, address, and telephone number, including area code, of agent for service)	Kevin (Qixiang) Sun, Esq. BEVILACQUA PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 202-869-0888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SOLOWING HOLDINGS, a Cayman Islands exempted company (the “Company” or the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to amend the registration statement on Form S-8 (File No. 333-275337) of the Company (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2023, registering 5,000,000 ordinary shares under the Company’s 2023 Equity Incentive Plan (the “Plan”).

On December 17, 2024, the Company effected a reclassification and redesignation of its share capital pursuant to its Second Amended and Restated Memorandum and Articles of Association, as approved by its shareholders, resulting in a dual-class structure consisting of Class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”), and Class B ordinary shares, par value US$0.0001 per share. The Company filed Amendment No. 1 to Form 8-A (the “Form 8-A/A”) on December 23, 2024 with the Commission to update the description of its securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Form 8-A/A reflects that, following the Company’s reclassification and redesignation of its share capital, the Class A Ordinary Shares have replaced the Company’s former ordinary shares as the class of securities registered under Section 12(b). The Class A Ordinary Shares are legally the same as the former ordinary shares, with identical rights, voting powers, par value, economic terms, and other attributes. In addition, the Company has adopted an Amended and Restated 2023 Equity Incentive Plan (the “Amended and Restated 2023 Equity Incentive Plan”) to reflect the redesignation of the class of shares issuable under the Plan as Class A Ordinary Shares and to incorporate certain related conforming, administrative and clarifying updates. The Amended and Restated 2023 Equity Incentive Plan is attached as Exhibit 99.1 to this Post-Effective Amendment and replaces the Plan previously attached as Exhibit 99.1 to the Registration Statement.

No additional securities are being registered by this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed or furnished by the Company with the Commission, are incorporated in this registration statement by reference:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the Commission on June 30, 2025;

●	the description of the Company’s Class A Ordinary Shares contained in the Company’s Registration Statement on Form 8-A/A (File No. 001-41776) filed with the Commission on December 23, 2024, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the Company’s report on Form 6-K furnished on July 3, 2025; report on Form 6-K furnished on August 11, 2025 (excluding Exhibit 10.1), as amended by the report on Form 6-K/A furnished on August 18, 2025 (including Exhibit 10.1); the report on Form 6-K furnished on August 18, 2025 (including Exhibit 10.1); the report on Form 6-K furnished on September 3, 2025 (excluding Exhibit 99.1), as amended by the report on Form 6-K/A furnished on September 29, 2025; the report on Form 6-K furnished on October 3, 2025; the report on Form 6-K furnished on October 14, 2025 (excluding Exhibit 99.1); the report on Form 6-K furnished on November 12, 2025 (including Exhibit 15.1) and the report on Form 6-K furnished on November 26, 2025 (including Exhibit 10.1).

All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Company’s second amended and restated memorandum and articles of association provide that the Company shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under indemnification agreements between the Company and each of its directors and officers, the Company has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Company’s directors, officers or persons controlling us under the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

See Index to Exhibits, which is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on this 10th day of December, 2025.

SOLOWIN HOLDINGS

By	/s/ Ling Ngai Lok
Ling Ngai Lok
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this registration statement on Form S-8 appears below hereby constitutes and appoints Ling Ngai Lok and Lili Liu, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

*****

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ling Ngai Lok	Chairman and Chief Executive Officer	December 10, 2025
Ling Ngai Lok	(Principal Executive Officer)

/s/ Lili Liu	Chief Financial Officer	December 10, 2025
Lili Liu	(Principal Financial and Accounting Officer)

/s/ Xue Yao	Director	December 10, 2025
Xue Yao

/s/ Haokang Zhu	Director	December 10, 2025
Haokang Zhu

/s/ Wing Yan Ho	Independent Director	December 10, 2025
Wing Yan Ho

/s/ Cha Hwa Chong	Independent Director	December 10, 2025
Cha Hwa Chong

/s/ Ho Kuen Tam	Independent Director	December 10, 2025
Ho Kuen Tam

/s/ Yang Wang	Independent Director	December 10, 2025
Yang Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SOLOWIN HOLDINGS has signed this registration statement or amendment thereto in New York, New York on December 10, 2025.

US Authorized Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

Index to Exhibits

Exhibit	Description
4.1	Second Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 99.1 to the Report on Form 6-K furnished on December 18, 2024)
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of WWC, P.C., Independent Registered Public Accounting Firm
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)
99.1	Amended and Restated SOLOWIN HOLDINGS 2023 Equity Incentive Plan
107.1*	Filing Fee Table

*	Previously filed.